Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Second Quarter 2020 Results and Stock Price
LAKELAND, Fla., Aug. 3, 2020 The coronavirus pandemic was declared a national emergency on March 13, 2020. Due to the pandemic, Publix has been classified as an essential business and has remained open to serve the needs of its customers. It is a top priority of Publix to continue to serve the communities in which it operates in a way that protects the health and safety of its associates and customers. Publix also assisted businesses operating in its company-owned shopping centers by offering two months of rent relief to those businesses impacted by the coronavirus pandemic.
        Publix’s sales for the three months ended June 27, 2020 were $11.4 billion, a 21.8% increase from $9.3 billion in 2019. Comparable store sales for the three months ended June 27, 2020 increased 19.9%. The company estimates its sales for the three months ended June 27, 2020 increased approximately $1.5 billion or 16.1% due to the impact of the coronavirus pandemic.
Net earnings for the three months ended June 27, 2020 were $1.4 billion, compared to $661.1 million in 2019, an increase of 106.8%. Earnings per share for the three months ended June 27, 2020 increased to $1.94 per share, up from $0.92 per share in 2019. Net earnings and earnings per share were impacted by net unrealized gains on equity securities. Excluding the impact of net unrealized gains on equity securities in 2020 and 2019, net earnings for the three months ended June 27, 2020 would have been $978.3 million, compared to $637 million in 2019, an increase of 53.6%. Earnings per share would have been $1.39 per share, compared to $0.89 per share in 2019.
Publix’s sales for the six months ended June 27, 2020 were $22.6 billion, an 18.9% increase from $19 billion in 2019. Comparable store sales for the six months ended June 27, 2020 increased 17.1%. The company estimates its sales for the six months ended June 27, 2020 increased approximately $2.5 billion or 13.1% due to the impact of the coronavirus pandemic.

Net earnings for the six months ended June 27, 2020 were $2 billion, compared to $1.6 billion in 2019, an increase of 23.9%. Earnings per share for the six months ended June 27, 2020 increased to $2.89 per share, up from $2.29 per share in 2019. Net earnings and earnings per share were impacted by net unrealized gains on equity securities. Excluding the impact of net unrealized gains on equity securities in 2020 and 2019, net earnings for the six months ended June 27, 2020 would have been $1.9 billion, compared to $1.4 billion in 2019, an increase of 40.3%. Earnings per share would have been $2.74 per share, compared to $1.92 per share in 2019.
These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Aug. 1, 2020, Publix’s stock price increased from $50.10 per share to $54.35 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Our associates’ efforts to serve our customers and communities have been remarkable,” said Publix CEO Todd Jones. “I want to thank our associates for the comfort they bring to our customers and their fellow associates during this difficult time. It is heartwarming to see how much they care.”

Non-GAAP Financial Measures
In addition to reporting financial results for the three and six months ended June 27, 2020 and June 29, 2019 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended June 27, 2020 and June 29, 2019:

	Three Months Ended
	June 27, 2020	June 29, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$1,367.1	661.1
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(597.4)	(5.0)
Net gain (loss) on sale of equity securities previously recognized through fair value adjustment	76.0	(27.2)
Income tax expense (1)	132.6	8.1
Net earnings excluding impact of fair value adjustment	$978.3	637.0
Weighted average shares outstanding	703.0	716.5
Earnings per share excluding impact of fair value adjustment	$1.39	0.89

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the six months ended June 27, 2020 and June 29, 2019:

	Six Months Ended
	June 27, 2020	June 29, 2019
	(amounts are in millions, except per share amounts)
Net earnings	$2,034.4	1,642.0
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(210.0)	(319.3)
Net gain (loss) on sale of equity securities previously recognized through fair value adjustment	76.0	(33.8)
Income tax expense (1)	34.1	89.8
Net earnings excluding impact of fair value adjustment	$1,934.5	1,378.7
Weighted average shares outstanding	704.9	716.3
Earnings per share excluding impact of fair value adjustment	$2.74	1.92

(1) Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 220,000 associates, currently operates 1,252 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 23 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###